Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE:
DATE: October 29, 2009
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Media Relations
CONTACT: Joy Chandler
PHONE: 724-539-4618
KENNAMETAL ANNOUNCES FIRST QUARTER FISCAL 2010 RESULTS
–	Sales turn upward on a sequential basis

–	Operating results and EPS also up sequentially, on an adjusted basis

–	Increasing momentum of permanent savings from restructuring programs

–	Free operating cash flow of $9 million for the quarter
LATROBE, Pa., (October 29, 2009) — Kennametal Inc. (NYSE: KMT) today reported that sales for its first fiscal quarter ended September 30, 2009 improved sequentially by 6 percent from the preceding quarter. The improvement in sales was driven by a modest uptick in industrial activity in certain markets and follows three consecutive quarters of sharp sequential decline during the global economic downturn. Compared to the record level set for the September quarter one year ago, sales were lower by 36 percent.
Reported fiscal 2010 first quarter earnings (loss) per diluted share (EPS) were ($0.12), compared with prior year quarter reported EPS of $0.47. The current quarter reported EPS included restructuring and divestiture related charges amounting to $0.08 per share. The prior year quarter reported EPS included restructuring related charges of $0.10 per share. Absent these charges, adjusted EPS for the current quarter was ($0.04), compared with the prior year quarter adjusted EPS of $0.57. Adjusted EPS for the current quarter improved sequentially by $0.09 from the quarter ended June 30, 2009.

PRESS RELEASE
Kennametal’s Chairman, President and Chief Executive Officer Carlos Cardoso said, “We are encouraged by the improvement in our business during the September quarter. In addition to the positive impact of higher sequential sales, our results benefited from increased permanent savings from our restructuring programs. We also continued to focus sharply on generating strong cash flow and maintaining a solid financial position. Our September quarter performance demonstrates the positive effect and future potential of the many difficult actions that we took during the global economic downturn. This, along with our market leading capabilities and talented employees worldwide, further enhances our ability to expand our sales and achieve higher levels of profitability in an improving global economy.”
Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.
Fiscal 2010 First Quarter Key Developments
•	Sales for the quarter were $409 million, compared with $643 million in the same quarter last year. Sales declined organically by 36 percent, while the favorable impact of 3 percent from a business acquisition made in the prior fiscal year was offset by a 3 percent decrease from unfavorable foreign currency effects.
•	The company continued to realize benefits from cost reductions and improved operating efficiencies resulting from a series of restructuring programs that have been undertaken over the past eighteen months. Pre-tax benefits from these restructuring programs reached approximately $30 million in the current quarter most of which were incremental to the same quarter one year ago. As a result, the company is nearing its target to achieve approximately $125 million in annual pre-tax benefits from these initiatives. During the September quarter, the company recognized pre-tax charges related to these initiatives of $9 million, or $0.06 per share. Pre-tax charges recorded to date for these initiatives were $90 million. Including these charges, the company expects to recognize approximately $115 million of pre-tax charges related to its restructuring plans. The majority of the remaining charges are expected to be incurred over the next six to nine months, most of which are expected to be cash expenditures.
•	Operating loss was $10 million for the current quarter compared to operating income of $52 million for the prior year quarter. Absent restructuring related charges recorded in both periods, operating loss for the current quarter was $1 million compared to operating income of $61 million in the prior year quarter. The adjusted operating loss for the current quarter improved sequentially from the June 2009 quarter. This sequential improvement was driven by higher sales, increased permanent savings from restructuring programs, one-time benefits from certain labor negotiations in Europe, and ongoing cost discipline. The combined benefit of these items more than offset a sequential decline in temporary cost reductions as well as a sequential increase in corporate costs and expenses. The sequential decline in temporary cost reductions was related to the difference in savings between employee furloughs in place during the preceding quarter and salary reductions placed into effect at the beginning of the current quarter.
•	The reported effective tax rate was 39.6 percent. On an adjusted basis, the effective tax rate was 41.8 percent compared to an adjusted rate of 19.0 percent in the prior year quarter. The change in the adjusted rate was driven primarily by certain favorable tax settlements amounting to $1.5 million.
•	During the current quarter, the company incurred pre-tax charges of $2 million related to the June 2009 divestiture of its high speed steel business. The company expects to incur additional pre-tax charges related to this divestiture of $2 million to $3 million over the next three to six months. All cash proceeds related to this divestiture have been received.
•	Reported EPS was ($0.12), compared with prior year quarter reported EPS of $0.47. Adjusted EPS was ($0.04) compared to prior year quarter adjusted EPS of $0.57. A reconciliation follows:
Earnings (Loss) Per Diluted Share Reconciliation

First Quarter FY 2010		First Quarter FY 2009

Reported EPS	$(0.12)	Reported EPS	$0.47
Restructuring and related charges	0.06	Restructuring and related charges	0.10
Divestiture related charges	0.02

Adjusted EPS	$(0.04)	Adjusted EPS	$0.57

•	Cash flow from operating activities was $17 million in the current quarter, compared with $38 million in the prior year quarter. Free operating cash flow of $9 million was generated during the current quarter compared to an outflow of $5 million in the prior year quarter.
•	At the outset of the current quarter, Kennametal completed two actions to further enhance liquidity and strengthen financial position. The first action involved an amendment to the company’s existing $500 million revolving bank credit facility. This amendment provides additional flexibility with respect to financial covenants while maintaining the size and maturity of the facility. The second action involved the issuance of 8,050,000 shares of common stock generating net proceeds of approximately $120 million which were used to pay down outstanding indebtedness under the revolving credit facility.

Segment Highlights of Fiscal 2010 First Quarter
Metalworking Solutions & Services Group (MSSG) sales decreased by 43 percent from the prior year quarter, driven by an organic sales decline of 39 percent and unfavorable foreign currency effects of 4 percent. Global industrial production began to show some slight improvement as sales increased sequentially from the June quarter. On a regional basis, Europe and North America reported organic sales declines of 42 percent and 39 percent, respectively, compared to the prior year September quarter. Latin America, India and Asia Pacific also experienced year-to-year organic sales declines of 31 percent, 25 percent and 39 percent, respectively.
MSSG operating loss was $13 million for the September quarter compared to operating income of $42 million for the same quarter of the prior year. Excluding restructuring related charges recorded in both periods, MSSG operating loss was $8 million compared with operating income of $49 million in the prior year quarter. The primary driver of the year-to-year decline in operating results was reduced sales and production volumes, offset in part by restructuring benefits and continued cost reduction actions.
Advanced Materials Solutions Group (AMSG) sales decreased 25 percent from the prior year quarter, driven by a 30 percent organic decline and a 2 percent unfavorable impact from foreign currency effects, partially offset by the favorable impact from a prior year acquisition of 7 percent. The organic decline was primarily driven by lower sales in the engineered products business, as well as reduced demand for energy related products.
AMSG operating income was $23 million in the current quarter compared to operating income of $30 million in the same quarter of the prior year. Absent restructuring related charges recorded in both periods, AMSG operating income was $24 million in the current quarter compared to $31 million in the prior year quarter. The year-to-year decline in operating income was primarily due to lower sales and production volumes in the engineered products and energy related businesses. A considerable portion of the sales decline impact was offset by a combination of restructuring benefits and continued cost reduction actions.
Sale of Gage Business
On October 9, 2009, Kennametal completed a minor divestiture involving the sale of its gage business for cash proceeds of approximately $1 million. This business utilized two manufacturing plants that were included in the assets divested. This is another step in the company’s process to further shape its business portfolio and reduce its manufacturing footprint.

Outlook
Global industrial activity has recently exhibited some stability following the severe economic downturn and turbulence experienced during the previous fiscal year. However, the improvement in business conditions at present is considerably uneven and does not yet entail broad-based momentum. Certain market sectors and regions have begun to strengthen while others look to either remain flat or trend further downward in the short to medium term. While there are some overall positive signs of an improving global economy, it remains difficult to predict with any certainty the timing, magnitude and duration of a sustainable recovery.
Management presently believes that global industrial activity and the corresponding demand for the company’s products will continue to moderately improve through the remainder of the current fiscal year. Under these assumed conditions, Kennametal would expect EPS for fiscal 2010 to be in the range of $0.50 to $0.70 per share, excluding restructuring and divestiture related charges, on sales that would be 5 percent to 10 percent lower year-to-year on an organic basis. Cash flow from operations would be expected to be in the range of $65 million to $75 million for fiscal 2010, as a considerable portion of the cash generated is expected to be needed to fund higher working capital requirements as business improves. Based on capital expenditures of approximately $60 million, free operating cash flow would be in the range of $5 million to $15 million for fiscal 2010.
For the second quarter of fiscal 2010, Kennametal expects organic sales to be 20 percent to 25 percent lower than for the same quarter of the previous fiscal year and expects EPS to be at or slightly above breakeven, excluding restructuring and divestiture related charges.
Dividend Declared
Kennametal also announced today that its Board of Directors declared a regular quarterly cash dividend of $0.12 per share. The dividend is payable November 20, 2009 to shareowners of record as of the close of business on November 5, 2009.

Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.
First quarter results for fiscal 2010 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, select “Investor Relations” and then “Events.” The replay of this event will also be available on the company’s website through November 30, 2009.
This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance or events. Forward looking statements in this release concern, among other things, Kennametal’s outlook for earnings for its fiscal year 2010, and its expectations regarding restructuring initiatives, future growth and financial performance, all of which are based on current expectations that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: the recent downturn in our industry; deepening or prolonged economic recession; restructuring and related actions (including associated costs and anticipated benefits); changes in our debt ratings; compliance with our debt arrangements; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; global or regional catastrophic events, including terrorist attacks or acts of war; integrating acquisitions and achieving the expected savings and synergies; business divestitures; potential claims relating to our products; energy costs; commodity prices; labor relations; demand for and market acceptance of new and existing products; and implementation of environmental remediation matters. These and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Kennametal Inc. (NYSE: KMT) delivers productivity to customers seeking peak performance in demanding environments by providing innovative custom and standard wear-resistant solutions. This proven productivity is enabled through our advanced materials sciences and application knowledge. Our commitment to a sustainable environment provides additional value to our customers. Companies operating in everything from airframes to coal mining, from engines to oil wells and from turbochargers to construction recognize Kennametal for extraordinary contributions to their value chains. In fiscal year 2009, customers bought approximately $2.0 billion of Kennametal products and services — delivered by our nearly 12,000 talented employees doing business in more than 60 countries — with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com. [KMT-E]

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	September 30,
(in thousands, except per share amounts)	2009	2008(1)

Sales	$409,395	$643,374
Cost of goods sold	291,594	428,254

Gross profit	117,801	215,120

Operating expense	116,162	150,956
Restructuring charges	7,830	8,412
Amortization of intangibles	3,340	3,409

Operating (loss) income	(9,531)	52,343

Interest expense	6,371	7,083
Other (income) expense, net	(2,952)	1,086

(Loss) income from continuing operations before income taxes	(12,950)	44,174

(Benefit) provision for income taxes	(5,129)	8,377

(Loss) income from continuing operations	(7,821)	35,797
(Loss) income from discontinued operations	(1,367)	455

Net (loss) income	(9,188)	36,252
Less: Net income attributable to noncontrolling interests	629	785

Net (loss) income attributable to Kennametal	$(9,817)	$35,467

Amounts Attributable to Kennametal Common Shareowners:
(Loss) income from continuing operations	$(8,450)	$35,012
(Loss) income from discontinued operations	(1,367)	455

Net (loss) income attributable to Kennametal	$(9,817)	$35,467

PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL
Basic (loss) earnings per share:
Continuing operations	$(0.10)	$0.47
Discontinued operations	(0.02)	0.01

	$(0.12)	$0.48

Diluted (loss) earnings per share:
Continuing operations	$(0.10)	$0.46
Discontinued operations	(0.02)	0.01

	$(0.12)	$0.47

Dividends per share	$0.12	$0.12

Basic weighted average shares outstanding	79,772	74,399

Diluted weighted average shares outstanding	79,772	75,526

(1)	Amounts have been reclassified to reflect discontinued operations related to the divestiture of the high speed steel drills and related products business.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	June 30,
(in thousands)	2009	2009

ASSETS
Cash and cash equivalents	$105,099	$69,823
Accounts receivable, net	286,040	278,977
Inventories	371,969	381,306
Other current assets	121,298	145,798

Total current assets	884,406	875,904
Property, plant and equipment, net	716,821	720,326
Goodwill and intangible assets, net	679,875	677,436
Other assets	76,530	73,308

Total assets	$2,357,632	$2,346,974

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$42,381	$49,365
Accounts payable	90,840	87,176
Other current liabilities	253,500	242,428

Total current liabilities	386,721	378,969
Long-term debt and capital leases	324,978	436,592
Other liabilities	245,174	263,958

Total liabilities	956,873	1,079,519

KENNAMETAL SHAREOWNERS’ EQUITY	1,379,702	1,247,443
NONCONTROLLING INTERESTS	21,057	20,012

Total liabilities and equity	$2,357,632	$2,346,974

SEGMENT DATA (UNAUDITED)

	Three Months Ended
	September 30,
(in thousands)	2009	2008(1)

Outside Sales:
Metalworking Solutions and Services Group	$230,991	$405,395
Advanced Materials Solutions Group	178,404	237,979

Total outside sales	$409,395	$643,374

Sales By Geographic Region:
United States	$186,588	$269,512
International	222,807	373,862

Total sales by geographic region	$409,395	$643,374

Operating (Loss) Income:
Metalworking Solutions and Services Group	$(12,766)	$42,379
Advanced Materials Solutions Group	23,107	29,990
Corporate and eliminations (2)	(19,872)	(20,026)

Total operating (loss) income	$(9,531)	$52,343

(1)	Amounts have been reclassified to reflect discontinued operations related to the divestiture of the high speed steel drills and related products business.

(2)	Includes corporate functional shared services and intercompany eliminations.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including gross profit, operating expense, operating income, MSSG operating income and margin, AMSG operating income and margin, income from continuing operations, income before income taxes and noncontrolling interest, provision for income taxes, effective tax rate, net income and diluted (loss) earnings per share and free operating cash flow (which are non-GAAP financial measures), to the most directly comparable GAAP measures. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report of Form 8-K to which this release is attached.
THREE MONTHS ENDED SEPTEMBER 30, 2009 (UNAUDITED)

				Loss from
(in thousands, except per	Gross	Operating	Operating	Continuing		Diluted
share amounts)	Profit	Expense	Loss	Operations	Net Loss	EPS

2010 Reported Results	$117,801	$116,162	$(9,531)	$(7,821)	$(9,817)	$(0.12)
Restructuring and related charges	456	263	8,549	5,260	5,260	0.06
Divestiture related charges	—	—	—	—	1,284	0.02

2010 Adjusted Results	$118,257	$116,425	$(982)	$(2,561)	$(3,273)	$(0.04)

	MSSG	AMSG
	Operating	Operating
(in thousands, except percents)	Loss	Income

2010 Reported Results	$(12,766)	$23,107
2010 Reported Operating Margin	(5.5%)	13.0%
Restructuring and related charges	4,289	1,321

2010 Adjusted Results	$(8,477)	$24,428

2010 Adjusted Operating Margin	(3.7%)	13.7%

	Loss from
	Continuing	(Benefit)
	Operations	Provision
	before Income	for Income	Effective
(in thousands, except percents)	Taxes	Taxes	Tax Rate

2010 Reported Results	$(12,950)	$(5,129)	39.6%
Restructuring and related charges	8,549	3,289	2.2%

2010 Adjusted Results	$(4,401)	$(1,840)	41.8%

THREE MONTHS ENDED SEPTEMBER 30, 2008 (UNAUDITED)

				Income
				from
(in thousands, except per	Gross	Operating	Operating	Continuing		Diluted
share amounts)	Profit	Expense	Income	Operations	Net Income	EPS

2009 Reported Results	$215,120	$150,956	$52,343	$35,797	$35,467	$0.47
Restructuring and related charges	775	(42)	9,145	7,408	7,408	0.10

2009 Adjusted Results	$215,895	$150,998	$61,488	$43,205	$42,875	$0.57

	MSSG	AMSG
	Operating	Operating
(in thousands, except percents)	Income	Income

2009 Reported Results	$42,379	$29,990
2009 Reported Operating Margin	10.5%	12.6%
Restructuring and related charges	7,234	1,405

2009 Adjusted Results	$49,613	$31,395

2009 Adjusted Operating Margin	12.2%	13.2%

	Income from
	Continuing
	Operations	Provision
	before Income	for Income	Effective
(in thousands, except percents)	Taxes	Taxes	Tax Rate

2009 Reported Results	$44,174	$8,377	19.0%
Restructuring and related charges	9,145	1,737	—

2009 Adjusted Results	$53,319	$10,114	19.0%

FREE OPERATING CASH FLOW (UNAUDITED)

	Three Months Ended
	September 30,
(in thousands)	2009	2008

Net cash flow provided by operating activities	$17,290	$37,950
Purchases of property, plant and equipment	(8,915)	(44,592)
Proceeds from disposals of property, plant and equipment	987	1,309

Free operating cash flow	$9,362	$(5,333)